Exhibit 15
January 8, 2009
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our reports dated May 7, 2008, August 8, 2008 and November 7, 2008 on our reviews of interim financial information of Ford Motor Company (the “Company”) for the three-month periods ended March 31, 2008 and 2007, the three-month and six-month periods ended June 30, 2008 and 2007 and the three-month and nine-month periods ended September 30, 2008 and 2007 included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 are incorporated by reference in its Registration Statement on Form S-8 dated January 8, 2009.
Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Detroit, Michigan